EXHIBIT 99.1

15 West 6th Street, Suite, 1800 · Tulsa, Oklahoma 74119 · (918) 513-4570 · Fax: (918) 513-4571
www.laredopetro.com

Laredo Petroleum Holdings, Inc. Announces 2013 First-quarter
Financial and Operating Results

TULSA, OK - May 9, 2013 - Laredo Petroleum Holdings, Inc. (NYSE: LPI) (“Laredo” or the “Company”) today announced 2013 first-quarter results, reporting net income attributable to common stockholders of $1.4 million, or $0.01 per diluted share. Adjusted net income, a non-GAAP financial measure, for the quarter was $14.6 million, or $0.11 per diluted share, excluding unrealized losses on derivative financial instruments. Adjusted EBITDA, a non-GAAP financial measure, for the first quarter of 2013 was $117.0 million. (Please see supplemental financial information at the end of this news release for reconciliations of non-GAAP financial measures.)
2013 First-Quarter Highlights

•	Increased crude oil production to 15,798 barrels per day, up approximately 35% from the prior-year quarter and up approximately 8% sequentially from the fourth quarter of 2012

•
Increased total production volumes to a record 34,722 barrels of oil equivalent (“BOE”) per day, on a two-stream basis, up 24% from the first quarter of 2012 and up approximately 4% sequentially from the fourth quarter of 2012

•	Increased total revenues to $163.7 million, an increase of approximately 10% from the same period in 2012

•	Completed eight horizontal wells on the Permian-Garden City acreage, including four in the Upper Wolfcamp, one in the Middle Wolfcamp, one in the Lower Wolfcamp and two in the Cline shale zones

•	Reduced horizontal drilling and completion costs by 5% to 10% per horizontal zone
“As we move toward full-scale horizontal development of the four identified stacked shale zones on our Permian-Garden City acreage, we are very encouraged by the cost reductions we have achieved to date for drilling and completion, while maintaining strong production results with production averages that continue to meet or exceed our type curves for each zone,” said Randy A. Foutch, Laredo Chairman and Chief Executive Officer. “We anticipate further cost reductions during 2013 as we transition to multi-well pads for the development of our core Permian-Garden City acreage. Our initial multi-well pads will assist in confirming the appropriate horizontal and vertical spacing of the stacked laterals, based upon detailed modeling, prior to ramping to full-scale development.”
Permian-Garden City
The Company's continued focus on its oil-rich Permian-Garden City asset was the primary driver of the 35% increase in daily oil production from the prior-year quarter and the approximate 8% growth sequentially from the fourth quarter of 2012. As a result, crude oil production now represents approximately 46% of the Company's total production, presented on a two-stream basis. First-quarter 2013 drilling activities in the Permian-Garden City area included the completion of 24 vertical and eight horizontal wells. The results of the horizontal wells and initial production rates are as follows:

Well Name	Lateral Length	Number of Frac Stages	Completion Date	30-Day IP	30-Day IP/Frac Stage
	(feet)			(Two-Stream BOE/D)
Upper Wolfcamp
Sugg-E/A 208-1HU	7,200	28	Jan-13	843	30
Sugg-E/A 197-1HU	7,470	28	Feb-13	865	31
Sugg B 25-1HU	7,470	28	Mar-13	650	23
Sugg A 143-2HU	7,200	27	Mar-13	1,160	43
Middle Wolfcamp
Sugg A 142-3HM	4,230	16	Feb-13	389	24
Lower Wolfcamp
Sugg D 106-2HL	6,928	27	Jan-13	969	36
Cline
Bearkat 150-5H	7,282	27	Jan-13	835	31
Mercer B-6-1H	7,200	27	Feb-13	189	7

During the first quarter of 2013, the Company brought on line five of its 10 best horizontal wells to date. These strong results were tempered by mechanical issues that limited the Middle Wolfcamp well drilled in the quarter to just 4,230 feet of lateral length and a disappointing result from an extension well in the Cline Shale. Importantly, overall per stage initial production averages, for all 68 horizontal wells drilled and completed in the Permian-Garden City area through the first quarter of 2013, continue to meet or exceed the Company's type curves by zone. Actual costs associated with these wells, coupled with recent drilling activity, have confirmed a reduction from previous estimates in drilling and completion costs of 5% to 10%

per zone. From these demonstrated results, Laredo now expects drilling and completion costs for long-lateral wells to average approximately $7.8 million in the Upper and Middle Wolfcamp, average approximately $8.5 million in the Lower Wolfcamp and average approximately $9.0 million in the Cline Shale.
Through the first quarter of 2013, the Company has drilled and completed a total of 68 horizontal wells and more than 250 deep vertical wells in the Permian-Garden City area, confirming the commercial potential of the Upper, Middle and Lower Wolfcamp and Cline shale zones over a majority of our Permian-Garden City acreage. In a joint modeling and development planning project with Halliburton, Laredo's actual results from these wells, coupled with extensive proprietary geologic, geophysical and petrophysical data, whole and side-wall cores, well logs and industry data have been used to develop a proprietary detailed 3-D geological and engineering subsurface model of Laredo's Permian-Garden City acreage. This model is confirming and aiding in the formulation of the Company's development program to maximize resource recovery from multiple stacked zones in a cost-effective manner, while accelerating the expected value recognition for Laredo shareholders.
Based on results from Laredo's previous work and the joint modeling effort, Laredo has recently begun drilling activities to confirm the appropriate horizontal and vertical spacing of the laterals for the initial phase of horizontal development within the core of the Permian-Garden City acreage. As part of this process, the Company is reallocating a greater portion of its 2013 drilling capital from vertical to horizontal activity. The Company has reduced the number of vertical rigs to five for the remainder of 2013 and now expects to utilize four horizontal rigs, three of which will have capabilities to move quickly between wells on multi-well pads. It is anticipated that approximately 70% of the remaining horizontal drilling in 2013 will be from multi-well pads and greater than 90% of horizontal drilling will be focused on the three Wolfcamp zones.
Anadarko Granite Wash
During the first quarter of 2013, Laredo completed three horizontal wells in the Anadarko Granite Wash area with a 100% success rate. At the end of the first quarter of 2013, the Company was operating three horizontal rigs on this acreage. As previously announced, the Company has retained Wells Fargo Securities to assist in the potential divestment of its assets in the Anadarko Basin, including the Anadarko Granite Wash assets. While such oil and gas properties, which represented approximately 15% of proved reserves at year-end 2012, are not presented as held for sale or discontinued operations, the associated pipeline assets, property and equipment have been presented in our financial statements as held for sale and classified as discontinued operations. There can be no assurance that the sale of any assets will be completed.

Liquidity
At March 31, 2013, the Company had $300 million drawn on its senior secured credit facility, which has a borrowing base of $825 million and a total facility size of $2.0 billion. Additionally, at March 31, 2013, the Company had approximately $31 million in cash and cash equivalents resulting in total liquidity of approximately $556 million. As of May 7, 2013, the outstanding balance under the Company's senior secured credit facility was $340 million.
Earnings and Operational Update Conference Call Details
Laredo has scheduled a conference call today at 9:00 a.m. CT (10:00 a.m. ET) to discuss management's outlook and its first-quarter 2013 financial and operating results. Participants may access the webcast, titled “Q1 2013 Laredo Petroleum Holdings, Inc. Earnings Conference Call,” from the Company's website, www.laredopetro.com, under the tab for “Investor Relations.” The conference call may also be accessed by dialing 1-866-318-8611, using conference code 70818407. It is recommended that participants dial in approximately 10 minutes prior to the start of the conference call. International participants may access the call by dialing (617) 399-5130, using conference code 70818407. A telephonic replay will be available approximately two hours after the call on May 9, 2013 through Thursday, May 16, 2013. Participants may access this replay by dialing (888) 286-8010, using conference code 56237101.
Guidance and Hedging
The Company confirmed its previous production guidance for the full year of 2013 in the range of 12.6 million to 13.3 million BOE. For the second quarter of 2013, production is expected in the range of 2.9 million to 3.2 million BOE. The amounts provided below reflect the Company's guidance for the second quarter of 2013.

Price Realizations (pre-hedge, two-stream basis, % of NYMEX):
Crude oil	90% - 95%
Natural gas, including natural gas liquids	130% - 140%
Operating Costs & Expenses:
Lease operating expenses ($/BOE)	$6.75 - $7.25
Production taxes (% of oil and gas revenue)	7.5%
General and administrative expenses ($/BOE)	$6.00 - $6.50
Depreciation, depletion and amortization ($/BOE)	$20.75 - $21.25

Laredo maintains an active hedging program to underpin its capital programs and reduce, but not eliminate, the variability in its anticipated cash flow due to fluctuations in commodity prices. For the balance of 2013 (second, third and fourth quarter), Laredo has crude oil hedges in place for a total of 3.1 million barrels at a weighted-average floor price of $84.61 per barrel. Additionally, Laredo also has hedges in place for the balance of 2013 (second, third and fourth quarter), representing 19.8 million MMBtu of natural gas with a weighted-average floor price of $3.49 per MMBtu. (Please see the Company's Quarterly Report on Form 10-Q for the period ended March 31, 2013 for a description of outstanding commodity derivative positions.)
About Laredo
Laredo Petroleum Holdings, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Laredo's business strategy is focused on the exploration, development and acquisition of oil and natural gas properties primarily in the Permian and Mid-Continent regions of the United States.
Additional information about Laredo may be found on its website at www.laredopetro.com.

Forward-Looking Statements
This press release (and oral statements made regarding the subjects of this news release, including the conference call announced herein) contains forward-looking statements as defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities that Laredo assumes, plans, expects, believes, intends, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management's current belief, based on currently available information, as to the outcome and timing of future events. Our expectations regarding our business outlook and business plans, including the potential divestiture of any assets, oil and natural gas markets, cost and availability of resources, legal and regulatory conditions and other matters are our forecasts regarding these matters.

General risks relating to Laredo include, but are not limited to, the risks described in its Annual Report on Form 10-K for the year ended December 31, 2012 and those set forth from time to time in other filings with the Securities and Exchange Commission (“SEC”). These documents are available through Laredo's website at www.laredopetro.com under the tab “Investor Relations” or through the SEC's Electronic Data Gathering and Analysis Retrieval System ("EDGAR") at www.sec.gov. Any of these factors could cause Laredo's actual results and plans to differ materially from those in the forward-looking statements. Therefore, Laredo can give no assurance that its future results will be as estimated. Laredo does not intend to, and disclaims any obligation to, update or revise any forward-looking statement.

The SEC generally permits oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are reserve estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions and certain probable and possible reserves that meet the SEC's definitions for such terms. In this communication, the Company may use the term “resource potential” which the SEC guidelines restrict from being included in filings with the SEC without strict compliance with SEC definitions. “Resource potential”

refers to the Company's internal estimates of unbooked hydrocarbon quantities that may be potentially added to proved reserves, largely from a specified resource play. A resource play is a term used by the Company to describe an accumulation of hydrocarbons known to exist over a large areal expanse and/or thick vertical section, which, when compared to a conventional play, typically has a lower geological and/or commercial development risk. Unbooked resource potential does not constitute reserves within the meaning of the Society of Petroleum Engineer's Petroleum Resource Management System or SEC rules and does not include any proved reserves. Actual quantities that may be ultimately recovered from the Company's interests will differ substantially. Factors affecting ultimate resource recovery include the scope of the Company's ongoing drilling program, which will be directly affected by the availability of capital, drilling and production costs, availability of drilling services and equipment, drilling results, lease expirations, transportation constraints, regulatory approvals and other factors, and actual drilling results, including geological and mechanical factors affecting recovery rates. Estimates of ultimate resource recovery may change significantly as development of the Company's core assets provides additional data. In addition, our production forecasts and expectations for future periods are dependent upon many assumptions, including estimates of initial and current production decline rates from existing wells and the undertaking and outcome of future drilling activity, which may be affected by significant commodity price declines or drilling cost increases.

Laredo Petroleum Holdings, Inc.

Condensed consolidated statements of operations

	For the three months ended March 31,
(in thousands, except per share data)	2013	2012
	(unaudited)
Revenues:
Oil and natural gas sales	$163,625	$148,951
Natural gas transportation and treating	80	61
Total revenues	163,705	149,012
Costs and expenses:
Lease operating expenses	22,442	14,984
Production and ad valorem taxes	11,445	8,919
General and administrative	16,417	15,284
Stock-based compensation	3,217	2,247
Depreciation, depletion and amortization	64,503	50,909
Other	1,176	1,524
Total costs and expenses	119,200	93,867
Operating income	44,505	55,145
Non-operating income (expense):
Realized and unrealized gain (loss):
Commodity derivative financial instruments, net	(16,854)	594
Interest rate derivatives, net	(6)	(323)
Loss from equity method investee	(64)	—
Interest expense	(25,349)	(14,684)
Interest and other income	15	16
Non-operating expense, net	(42,258)	(14,397)
Income before income taxes	2,247	40,748
Income tax expense:
Deferred income tax expense	(1,110)	(14,669)
Income from continuing operations	1,137	26,079
Income from discontinued operations, net of tax	272	156
Net income	$1,409	$26,235

Income from continuing operations per common share:
Basic	$0.01	$0.21
Diluted	$0.01	$0.20
Income from discontinued operations, net of tax, per common share:
Basic	$—	$—
Diluted	$—	$—
Weighted average common shares outstanding:
Basic	127,200	126,803
Diluted	128,851	127,981

Laredo Petroleum Holdings, Inc.

Condensed consolidated balance sheets

(in thousands)	March 31, 2013	December 31, 2012
	(unaudited)
Assets:
Current assets	$144,982	$137,437
Net property and equipment	2,225,142	2,113,891
Other noncurrent assets	79,792	86,976
Total assets	$2,449,916	$2,338,304

Liabilities and stockholders' equity:
Current liabilities	$230,353	$262,068
Long-term debt	1,351,706	1,216,760
Other noncurrent liabilities	32,383	27,753
Stockholders' equity	835,474	831,723
Total liabilities and stockholders' equity	$2,449,916	$2,338,304

Laredo Petroleum Holdings, Inc.

Condensed consolidated statements of cash flows

	For the three months ended March 31,
(in thousands)	2013	2012
	(unaudited)
Cash flows from operating activities:
Net income	$1,409	$26,235
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income tax expense	1,263	14,757
Depreciation, depletion and amortization	65,130	51,523
Non-cash stock-based compensation	3,217	2,247
Accretion of asset retirement obligations	394	264
Unrealized loss on derivative financial instruments, net	20,536	3,334
Premiums paid for derivative financial instruments	(2,422)	(1,332)
Amortization of premiums paid for derivative financial instruments	151	150
Amortization of deferred loan costs	1,294	1,060
Other	16	(45)
Cash flow from operations before changes in working capital	90,988	98,193
Changes in working capital	(28,188)	(7,196)
Changes in other noncurrent liabilities and fair value of performance unit awards	260	405
Net cash provided by operating activities	63,060	91,402
Cash flows from investing activities:
Investment in equity method investee	(938)	—
Capital expenditures:
Oil and natural gas properties	(187,813)	(247,280)
Pipeline and gas gathering assets	(4,046)	(3,859)
Other fixed assets	(6,588)	(1,053)
Net cash used in investing activities	(199,385)	(252,192)
Cash flows from financing activities:
Borrowings on revolving credit facilities	135,000	145,000
Purchase of treasury stock	(875)	—
Net cash provided by financing activities	134,125	145,000
Net decrease in cash and cash equivalents	(2,200)	(15,790)
Cash and cash equivalents, beginning of period	33,224	28,002
Cash and cash equivalents, end of period	$31,024	$12,212

Laredo Petroleum Holdings, Inc.

Selected operating data

(Unaudited)

	For the three months ended March 31,
	2013	2012
Production data:
Oil (MBbl)	1,422	1,067
Natural gas (MMcf)	10,219	8,882
Oil equivalents(1)(2) (MBOE)	3,125	2,548
Average daily production(2) (BOE/d)	34,722	27,995
% Oil and condensate	46%	42%

Average sales prices:
Oil, realized(3) ($/Bbl)	$82.15	$97.52
Natural gas, realized(3) ($/Mcf)	4.58	5.05
Average price, realized(3) ($/BOE)	52.35	58.46
Oil, hedged(4) ($/Bbl)	83.03	95.37
Natural gas, hedged(4) ($/Mcf)	4.83	5.84
Average price, hedged(4) ($/BOE)	53.57	60.31

Average costs per BOE:
Lease operating expenses	$7.18	$5.88
Production and ad valorem taxes	3.66	3.50
General and administrative(5)	6.28	6.88
DD&A	20.64	19.98
Total	$37.76	$36.24
_______________________________________________________________________________

(1)	Bbl equivalents are calculated using a conversion rate of six Mcf per one Bbl.

(2)	The volumes presented are based on actual results and are not calculated using the rounded numbers in the table above.

(3)
Realized crude oil and natural gas prices are the actual prices realized at the wellhead after all adjustments for NGL content, quality, transportation fees, geographical differentials, marketing bonuses or deductions and other factors affecting the price at the wellhead.

(4)
Hedged prices reflect the after effect of our commodity hedging transactions on our average sales prices. Our calculation of such after effects include realized gains and losses on cash settlements for commodity derivatives, which do not qualify for hedge accounting.

(5)
General and administrative includes non-cash stock-based compensation of $3.2 million and $2.2 million for the three months ended March 31, 2013 and 2012, respectively. Excluding stock-based compensation from the above metric results in general and administrative cost per BOE of $5.25 and $6.00 for the three months ended March 31, 2013 and 2012, respectively.

Laredo Petroleum Holdings, Inc.

Costs incurred

Costs incurred in the acquisition and development of oil and natural gas assets are presented below:

	For the three months ended March 31,
(in thousands)	2013	2012
	(unaudited)
Property acquisition costs:
Proved	$—	$—
Unproved	—	—
Exploration	8,761	29,467
Development costs(1)	157,316	195,091
Total costs incurred	$166,077	$224,558
_______________________________________________________________________________

(1)
The costs incurred for oil and natural gas development activities include $0.6 million and $0.9 million in asset retirement obligations for the three months ended March 31, 2013 and 2012, respectively.

Laredo Petroleum Holdings, Inc.

Supplemental reconciliation of GAAP to non-GAAP financial measure

(Unaudited)
Non-GAAP financial measures and reconciliations
Adjusted EBITDA is a non-GAAP financial measure that we define as net income or loss plus adjustments for interest expense, depreciation, depletion and amortization, impairment of long-lived assets, write-off of deferred loan costs, gains or losses on sale of assets, unrealized gains or losses on derivative financial instruments, realized losses on interest rate derivatives, realized gains or losses on canceled derivative financial instruments, non-cash stock-based compensation and income tax expense or benefit. Adjusted EBITDA provides no information regarding a company's capital structure, borrowings, interest costs, capital expenditures, working capital movement or tax position. Adjusted EBITDA does not represent funds available for discretionary use because those funds are required for debt service, capital expenditures and working capital, income taxes, franchise taxes and other commitments and obligations. However, our management believes Adjusted EBITDA is useful to an investor in evaluating our operating performance because this measure:

•
is widely used by investors in the oil and natural gas industry to measure a company's operating performance without regard to items excluded from the calculation of such term, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors;

•	helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital structure from our operating structure; and

•	is used by our management for various purposes, including as a measure of operating performance, in presentations to our board of directors, as a basis for strategic planning and forecasting.
There are significant limitations to the use of Adjusted EBITDA as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect our net income or loss, the lack of comparability of results of operations to different companies, and the methods of calculating Adjusted EBITDA and our measurements of Adjusted EBITDA for financial reporting and compliance under our debt agreements differ.

The following presents a reconciliation of net income to Adjusted EBITDA:

	For the three months ended March 31,
(in thousands)	2013	2012
Net income	$1,409	$26,235
Plus:
Interest expense	25,349	14,684
Depreciation, depletion and amortization	65,130	51,523
Unrealized loss on derivative financial instruments, net	20,536	3,334
Realized loss on interest rate derivatives	101	1,103
Non-cash stock-based compensation	3,217	2,247
Income tax expense	1,263	14,757
Adjusted EBITDA	$117,005	$113,883

Adjusted net income
Adjusted net income is a performance measure used by our management to evaluate performance, prior to unrealized (gains) losses on derivatives, impairment of long-lived assets and losses on disposal of assets.
The following presents a reconciliation of net income to adjusted net income:

	For the three months ended March 31,
(in thousands, except for per share data)	2013	2012
Net income	$1,409	$26,235
Plus:
Unrealized losses on derivative financial instruments	20,536	3,334
	21,945	29,569
Income tax adjustment(1)	(7,393)	(1,200)
Adjusted net income	$14,552	$28,369

Adjusted net income per common share:
Basic	$0.11	$0.22
Diluted	$0.11	$0.22
Weighted average common shares outstanding:
Basic	127,200	126,803
Diluted	128,851	127,981
_______________________________________________________________________________

(1)
The income tax adjustment for the three months ended March 31, 2013 and 2012 is calculated by applying the estimated annual effective tax rate of 36% without regards to discrete items. The impact of significant discrete items is separately recognized in the quarter in which they occur. During the three months ended March 31, 2013, certain shares related to restricted stock awards vested at times when our stock price was lower than the fair value of those shares at the time of grant. This discrete item impacted our interim actual effective tax rate, but it is not expected to affect our estimated annual effective rate.